Exhibit 10.7

FINAL 8119/2009

MARKETING AGREEMENT

This Marketing Agreement (this "Agreement") is made and entered into as of the 1 st day of February, 2009, (Effective Date) by Healthcare Corporation of America, its subsidiaries, including Prescription Corporation of America (PCA) and affiliates (hereinafter collectively referred to as "HCA"), a New Jersey corporation with a mailing address of 36 Kevin Drive Suite 1 00, Flanders, New Jersey 07836 and NIA MY, LLC,a New Jersey limited liability company and its parents, affiliates and subsidiaries, d/b/a! "USC" with a principal place of business located at 66 Route 17 North Paramus, NJ 07652 (hereinafter "NIA"); NIA and HCA may be referred to within this Agreement, either separately as a "Party" orcollectively as the "Parties."

RECITALS

WHEREAS, HCA is, inter alia, a closed door pharmacy servicing nursing homes and assisted living facilities, offering mail order and central fill programs to employers including non-profits (hospital, school districts colleges, universities and SOI(C) 3 organizations) (the "Work Product"); and

WHEREAS, NIA is a general insurance agency providing insurance sales, brokerage services, insurance consulting services and other financial and general consulting services.

WHEREAS, NIA desires to perform certain marketing services for HCA and HCA desires to utilize NIA's marketing services.

WHEREAS, NIA is willing to assist HCA in marketing its Work Product to potential customers and consulting with HCA and potential customers to market HCA's Work Product to various 501 (c )(3) and other qualified non-profit entities. NIA shall, from time to time, fax lists of potential customers it desires to pursue to HCA. All potential customers on any list or document provided to HCA shall be deemed NIA's confidential information as that term is defined herein. Thereafter, HCA may instruct NIA not to pursue any such potential customer onthe list provided by N1A. HCA shall notify NIA in writing, within three (3) day if HCA does not want NIA to pursue a potential customer on behalf of HCA on such list. Anything to the contrary contained herein notwithstanding, HCA may not instruct N1A not to pursue a customer on any such list if NIA is already providing insurance services to the prospective HCA customer. Nothing herein shall preclude NIA from soliciting the prospective customer for its own account. An approved customers shall be listed in an" Approved Customer" list maintained by both NIA and HCA. All potential customers disapproved by HCA shall be listed in a Schedule of "Disapproved Customers" maintained by both NIA and HCA; and

WHEREAS, the Parties have entered into discussions and disclosed certain business contacts and information to each other and each Party desires to protect the information

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from further unauthorized disclosure and attempt, through the disclosure of the protected and Confidential Information, to further their collective goal to increase sales of HCA's Work Product; and

WHEREAS, each Party has made its disclosures and discussions with the understanding that the information and business contacts were being disclosed subject to certain confidentiality and non-circumvention terms, and the Parties wish to formalize that understanding with respect to all such past disclosures and to all future disclosures and to clarify their understanding concerning compensation, fees and the conduct of their activities; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Parties hereby agree and state as follows:

ARTICLE ONE

SCOPE OF AGREEMENT

The non-exclusive purpose of this Agreement is to set forth the terms of the agreement between NIA and HCA with respect to the grant by HCA to NIA to use, represent, participate in and market those certain concepts, programs, techniques, processes, marketing materials, sales materials, merchandising materials, and systems that constitutes HeA's Work Product. NIA also may utilize the HCA Work Product to supplement the insurance products and services it offers for sale through its employees, brokers and other representatives.

ARTICLE TWO

ENGAGEMENT FOR SERVICES

1. DUTIES OF THE PARTIES:

A.
HCA and NIA agree to work together and support each other's interests in (1) marketing and sale of HCA's Work Product. HCA shall. in its sole discretion, direct all insurance opportunities outside the County of Middlesex, NJ, identified by HCA and/or HCA's Agents to NIA for the sale of all such insurance.

B.
HCA developed concepts, presentation materials (marketing, promotional and sales support), computer programs, proposal and administrative systems, formats, forms, computer screen shows, slides, and other materials, documents, techniques, processes and programs for use by NIA. Subject to the terms and conditions of this Agreement, HCA hereby grants to NIA the non-exclusive and non-transferable right to reproduce and use all forms, materials, documents, concepts, ideas, and other items provided to NIA by HCA hereunder (hereinafter referred to collectively as (the "Work Product") in accordance with and subject to the terms and conditions of this Agreement. HCA represents that all Work Product is true and accurate and NIA may rely on the contents thereof for all purposes.

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  C. Training

    HCA will provide NIA with the necessary training, information, and knowledge to effectively represent the HCA Work Product.

  E. Acceptance Procedure.

The following customer referral, the agreed acceptance procedure shall apply with respect to all prospective customers identified by NIA: (1) When NIA identifies a potential customer, NIA shall notify HCA in writing, providing the pertinent information concerning the customer; (2) HCA will review the potential customer information to determine if HCA wish NIA to pursue the marketing lead; (3) If HCA decides NIA should pursue the marketing lead and potential customer, HCA will create an acceptance document (hereinafter referred to as the "Acceptance Document") in the form attached hereto as Schedule ~, which it will send to NlA, within one (1) business day from acceptance from HCA, with an authorized officers' signature affixed thereto; and (4) HCA gives authorifl.to NIA to sign the acceptance document in the form attached as Schedule to confirm the customer relationship under this Agreement. (5) If HCA rejects the potential customer solicited by NIA either because it is an existing HCA client or it appears on a previously submitted existing "Approved Customer List" or is a potential customer being pursued by RCA or another RCA affiliate), HCA or the HCA affiliate may continue to pursue the potential customer.

F.	NIA is free to contract with other vendors to market their products and services. Except as limited by the terms of this Agreement, RCA also reserves the right to engage in direct solicitations itself of its own Work Product as it becomes available to both existing and new customers, as well as other providers (Insurance Companies, TPAs, Consultants, Brokers, etc.) subject to the terms and conditions of this Agreement. HCA will indemnify NIA for any RIP AA violations that result from RCA's solicitation describe in this Article Two (I)(F). NIA will be paid compensation for all business generated as a result of ReA's solicitation ofNIA's customers under this Section or this Agreement.

G.	RCA developed concepts, presentation materials (marketing, promotional and sales support), computer programs, proposal and administrative systems, formats, forms, computer screen shows, slides, and other materials, documents, techniques, processes and programs for use by NIA. Subject to the terms and conditions of this Agreement, HCA hereby grants to NIA the non-exclusive and non- transferable right to reproduce and use all forms, materials, documents, concepts, ideas, and other items provided to NIA by HCA hereunder (hereinafter referred to collectively as (the "Work Product") in accordance with and subject to the terms and conditions of this Agreement. RCA represents that all Work Product is true and accurate and NIA may rely on the contents thereof for all purposes.

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H.
HCA, in its commercially reasonable discretion, and so long as in its commercially reasonable judgment there is not conflict of interest present, shall direct all group benefit opportunities identified by HCA its affiliates and/or HCA's Agents, in the State of New Jersey to NIA for the sale of a group benefit product that suits the respective party's needs and requirements (except Middlesex County which opportunities will be directed to NIA in the reasonable discretion of HCA.

I.
Non Solicitation of Prospects. Except in the situation that HCA or a previously authorized HCA Broker previously solicited a prospective prospect submitted by NIA, RCA may not solicit, either directly or indirectly any prospect that were provided by NIA pursuant to this Article 2 (I)(E) above unless NIA is paid compensation set forth in this Agreement. In the event that HCA does not accept a prospect submitted by NIA, it identifies, in writing, the date HCA or an HCA authorized broker solicited the prospect.

J.
Anything to the contrary contained herein notwithstanding, if no sales activity has taken place with respect to a Schedule A customer for a period of nine (9) consecutive months then HCA, at their option, may provide written notice to NIA of the lack of sales activity with respect to such customer. If NIA fails to provide HeA evidence of some sales activity within thirty (30) days after receiving such notice, then HCA can respond to requests for support from non-NfA agents and brokers with respect to such customer. In the event of a notice is received from HCA under this Section, NIA shall not be entitled to any commission resulting from sales to customer. For purposes of this paragraph, sales activity with respect to a customer shall be either (i) active demonstrable solicitation of such customer by NIA, or; (ii) request for meetings or conference calls with such customer by NIA.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES

A.	The Parties hereby represent and warrant to each other that (i) they have all thenecessary power and authority to enter into this Agreement and that this Agreement and performance hereunder does not and will not violate the terms of any other contract, covenant or agreement between HCA or NIA and any other third party, now existing or hereinafter entered into; (ii) they are now and will remain in compliance with all applicable federal, state, or local laws, rules or regulations which pertain to this Agreement; (iii) they possess all licenses, permits and approvals necessary to actuate this Agreement; (iv) HCA has made all commercially reasonable efforts to assure that the Work Product is now and at all times during this agreement complies with all applicable Federal, state and local laws, orders and regulations; (v) they will not share any compensation earned under this Agreement with any other person or entity if the sharing of such compensation would be in violation of any law or regulation; and (vi) they shall at all times protect and preserve all goods and materials of NIA when such goods or materials are in the possession of HCA.

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RCA further represents and warrants that it has developed and owns the Work Product and that it has the right to allow NIA access to it in accordance with this Agreement. However, the parties recognize and acknowledge that other persons or entities may have or may subsequently develop programs, concepts or techniques similar to the Work Product, or any component thereof, and HCA does not warrant to NIA that HCA has the exclusive right to any of the concepts or ideas underlying or which form the basis of the HCA Work Product, or any component(s) thereof.

B.
NIA hereby represents and warrants to HCA that (i) it has all necessary power and authority to enter into this Agreement and that this Agreement and performance hereunder does not and will not violate the terms of any other contract, covenant or agreement between NIA and any third party now existing; (ii) it possesses all licenses, permits and approvals necessary to actuate this Agreement; (Hi) it is now and will remain in compliance with all applicable federal, state, or local laws, rules or regulations which pertain to this Agreement; (iv) it is familiar with and in compliance with any legal requirements which relate to the discharge of its responsibilities in the provision of this Agreement; and (vi) it shall at all times use reasonable commercial efforts protect and preserve HCA's Confidential Information when it is in NIA's possession.

C.	Each party represents, warrants and covenants to the other that (i) it has adopted and maintains policies to (a) ensure the security and confidentiality of customer records and information; (b) protect against any anticipated threats or hazards to the security orintegrity of customer records and information, (c) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer, and (d) protect against unauthorized disclosure of non- public personal information to unaffiliated third parties. Each party agrees to promptly notify the other upon discovery of the loss or unauthorized disclosure of non-public personal information of the other party's customers. Each party represents, warrants and covenants that it agrees that all nonpublic personal information, including names, addresses, and other customer specific data, and any other information received by any party ("Private Information") shall remain confidential and shall not be disclosed to any third party except for the limited purposes of carrying out its obligations under this Agreement, including administration and servicing, or unless such Private Information is required to be disclosed by any regulatory authority or court of competent jurisdiction. Furthermore, except as provided above, such Private Information shall not be used by the party to whose attention it has come, or by any person or entity affiliated with such party, without the prior written consent of the other party for any purpose whatsoever. The obligations of confidentiality in this Paragraph shall not apply to information which a party independently develops, information which is or becomes known to the public other than by breach of this Paragraph or information rightfully received by a party from a third party without the obligation of confidentiality. The obligations of this Paragraph shall survive the termination ofthis Agreement or any part hereof

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ARTICLE FOUR

TERM AND TERMINATION

4.1	A.
The Initial Term of this Agreement shall commence on the Effective Date indicated above and will continue for one year from the Effective Date (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically be renewed for successive one-year terms (each a "Renewal Term"), unless either party notifies the other in writing, at least thirty (30) days prior to the applicable expiration date, of its intent to terminate the Agreement at the expiration of such Initial Term or Renewal Term. Subsequent to the initial term, this agreement may be terminated for convenience on one hundred eighty (180) days written notice by either party.

4.2
Notwithstanding any termination or the reason for such termination, whether with or without cause, NIA shall be vested in all compensation earned prior to the termination or pending at the time of such termination of this Agreement. Payment of compensation shall continue whether or not this Agreement is terminated for cause or without cause for so long as the Accepted Customers areutilizing services provided by HCA. HCA shall amend its Customer Agreement to disclose the fact NIA is vested in all such payments from HCA to NIA. Notwithstanding anything to the contrary contained herein, in the event that a pre-existing NIA client seeks to terminate their relationship with NIA to do business with a broker without a pre-existing contractual relationship with HCA, HCA shall service such client as a "house account" and not permit any non-qualified broker to service such client. NIA shall continue to receive all compensation due under this agreement for the "house accounts" unless such account(s) elect to terminate its relationship with NIA to do business with a broker with a preexisting contractual relationship with HCA. In the event the broker did not have a preexisting relationship with HCA, RCA will continue to pay NIA all sums due for the client hereunder. For the purpose of this Section 4.2, non-qualified broker is defined as a broker lacking a pre-existing written contractual relationship with HCA.

4.3
Termination for Cause. Any Party may terminate this Agreement immediately, upon written notice to the other Parties; (i)(ii)(iii)  in the event of fraud, gross and willful misconduct, or abandonment on the part of any Party; if any Party is convicted of any felony related to its business responsibilities; in the event of material breach of any material obligation under this Agreement, and after such breach remains uncured for a period of sixty (60) days after written notice thereof from the other Parties, or if such breach requires more than sixty (60) days to cure, and such cure is not commenced within sixty (60) days after written notice thereof, and thereafter diligently pursued;

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4.4
In the event this Agreement is terminated with or without cause, NIA shall continue to receive all compensation due them from HCA, for all existing customers with effective dates prior to the termination of this Agreement, in accordance with ARTICLE FOUR, as long as: (i) the existing customers retain the HCA product for the life of the customer contracts and shall include any and all subsequent extensions or automatic renewals resulting from the initial term thereof,

4.5
Termination of the Agreement shall not relieve the parties of any obligations arising prior to such termination or, which, under the terms of this Agreement, continue after the termination, including without limitation Articles 5, 6, 7 and any other terms and conditions pertaining to such fees or compensation. In the event of termination by any party hereto, HCA and NIA shall agree on the wording of any notices to be sent to any customer, if necessary and subject to the requirements of any Applicable Laws, concerning any matter within the scope of this Agreement.

4.6
Each party acknowledges and agrees that if it breaches any of the provisions of this Agreement, the other party may sustain irreparable harm, and therefore the breaching party hereby agrees that, in addition to any other remedies that the other party may have under this Agreement or any law, the other party shall be entitled to equitable relief, including but not limited to specific performance and/or temporary/permanent injunctions and/or restraining orders, restraining the breaching party from committing or continuing to commit the violation of the terms and conditions of this Agreement, and the breaching party shall be liable for all of the other party's expenses, including but not limited to reasonable legal fees, in obtaining such equitable relief. Except as otherwise specifically set forth herein, nothing in this section shall be deemed consent to injunctive relief against the Company, its subsidiaries or its agents.

4.7
Termination for Insolvency. This Agreement may be terminated at any time by either party, effective immediately upon written notice to the other party, if the other party: (i) applies for or consents to the appointment of, or the taking of possession of its property by, a receiver, custodian, trustee, rehabilitator or liquidator; (ii) admits in writing its inability to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) is adjudicated as bankrupt or insolvent; (v) files a voluntary petition in bankruptcy or a petition or answer seeking reorganization, an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any petition in bankruptcy, reorganization or insolvency proceeding; or (vi) initiates an action of dissolution or liquidation.

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ARTICLE FIVE

COMPENSATION

5.1
In consideration of the services rendered under this Agreement, HCA agrees to compensate NIA, the sum of Eleven Dollars and Fifty Cents ($11.50) per year per enrolled employee for all customer contracts executed as a result of this Agreement.. The initial marketing fee due NIA shall be Eight Thousand ($8,000.00) Dollars per year based on the clients obtained by NIA for I-ICA at the time of the signing of this Agreement. Not later than ninety (90) days from the execution ofthis Agreement, HCA shall make the initial payment, to NIA, of Two Thousand Twenty Five ($2,025.00) Dollars. Thereafter HCA shall pay NIA the sum of Two Thousand ($2,000.00) Dollars per quarter adjusted based upon actual employees enrolled by NIA. The marketing fee for year 2 of this Agreement shall be adjusted to reflect a minimum fee equal to fees paid by HCA to NIA in year 1 of the Agreement plus the actual quarterly employee enrollment payments. Payments to NIA will be made on a quarterly basis with payments due NIA on the fifteenth day following the end of the respective quarter. No payment due under this Agreement will be made more than fifteen days following the close of any quarter. During the term of this Agreement, NINs Consulting fee may not be unilaterally reducedby HCA. For any customer that NIA places with HeA, NIA will receive compensation from HCA as noted above, plus any additional bonus approved by HCA's board of directors.

5.2
The Parties agree that NINs marketing fee shall be payable to NIA Group, LLC, at 66 Route 17 North, Paramus, NJ 07652 as the sole designated payee for all fees due under this Agreement. RCA will also track revenue generated from the NIA customers solicited under this Agreement and provide a monthly HIPPA compliant statement of revenue to NIA that reflects the revenue and customer account, amount of product purchased from HCA, usage, product sold and any other data reasonably required by NIA to track sales under this Agreement.

5.3
With respect to the sale of products and services, NIA will be notified by RCA of new products and services, such as PBM and Reinsurance as they are made available. NIA is not obligated to market any product it does not agree in writing to market on behalf of PCA. The failure of NIA to market any product shall not be deemed a default under this Agreement or cause to terminate this Agreement

5.4
NIA shall have the right at any time, but not more than two times per calendar year, with reasonable advanced notice, to have a independent firm of public accountants review HCA's books and records to determine whether all payments due under this Agreement have been made as required. The independent firm of public accountants sign a reasonable nondisclosure agreement before beginning its review. For two (2) years after the last payment under this Agreement is due, HCA agrees to make and maintain sufficient books, records and a11i regarding the business activities under this Agreement in order to permit NIA's accountants to audit, calculate and confirm any amounts due with respect to this Agreement. Audits may not be conducted more than once every per calendar year.

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(a) during the term of this Agreement, and (b) for up to forty (40) months thereafter, in all events with the conduct and timing of such audit to becommercially reasonable. The cost for such audit shall be borne by NIA unless there is a ten (10%) discrepancy between the amount paid and the amount due. In such instance, HCA shall bear the costs of the audit. All information disclosed to NIA during the audit process shall remain confidential and may not be utilized by NIA in any manner.

ARTICLE SIX

INDEMNIFICATION I NON-SOLICITATION

6.1.
RCA, its subsidiaries, including subsidiaries and affiliates agree to indemnify, defend and hold NIA, its subsidiaries, officers, directors, employees and NIA's Agents harmless from and against any and all costs, expenses, losses, judgments, damages, liabilities and other amounts (including, without limitation, attorneys' fees and settlement amounts) arising in connection with any suit, claim or proceeding, or other action to the extent that such costs, expenses, losses, judgments, damages, liabilities or other amounts are attributable to the negligence or willful misconduct of RCA, and their respective officers, directors or employees, or are in any way connected with the material breach by HCA of any of their obligations, representations or warranties under this Agreement.

6.2.	NlA agrees to promptly notify RCA of any potential claims or assertions that may, if proven true, result in any liability under this Agreement.

6.3
No Solicitation of Employees. The parties agree that they will not, for a period of two (2) years from the termination of this Agreement, initiate contact with the other party's employees in order to solicit, entice or induce any employee to terminate an employment relationship with the other to accept employment with the party soliciting the said employee. Any employee that leaves NIA's employ or terminates their employer/employee relationship with NIA within twenty four (24) calendar months, from the end date of this Agreement, to work for HCA directly or indirectly, will be conclusively presumed to be HCA's employee and in such case HCA will pay NIA, a fee equal to three (3) times the employee's annual salary. All sums due will be paid within thirty (30) days of demand.

6.4	The obligations of this Section 6 shall survive the termination of this Agreement or any part hereof.

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ARTICLE SEVEN

CONFIDENTIALITY

7.1.
HCA, its subsidiaries, PCA and affiliates expressly acknowledge that all information disclosed by NIA to HCA pursuant to this Agreement, as well as all non-public information about NIA's internal affairs, business plans, products, business practices and all information dealing with NIA's past, present or prospective customers (hereinafter "NIA Confidential Information") remains the exclusive property of NIA, and that NlA has proprietary rights in and to NIA's Confidential Information and that such NIA's' Confidential Informationconstitutes confidential information and trade secrets of NIA. HCA, its subsidiaries and affiliates expressly recognize that all NIA' s Confidential Information pertaining to the business of NIA received pursuant to the carryingout of this Agreement shall remain confidential and shall not be disclosed to any other person, firm or corporation except as required in the specific performance of this Agreement. The foregoing confidentiality obligation shall not apply to such Licensee Confidential Information which: (i) at the time of disclosure, is publicly available or in the public knowledge; (ii) after disclosure, lawfully becomes part of the public knowledge through publication or otherwise, but through no fault of the receiving party; (iii) the receiving party possesses at the time of disclosure of such Licensee Confidential Information and which was not acquired, directly or indirectly, from the disclosing party; (iv) was acquired by the receiving party from a third party who has the right to disclose such Licensee Confidential Information; (v) is independently developed by the receiving party without reference to the Licensee Confidential Information; or (vi) is required to be disclosed by law. RCA, its subsidiaries and affiliates nor any of their employees, officers oraffiliates shall use any ofNIA's Confidential Information learned in the course oftheir relationship with NIA for any purposes other than those contemplated by thisAgreement. HCA, its subsidiaries and affiliates and/or their employees, officersor affiliates shall not disclose any Licensee Confidential Information to any thirdparty except in order to perform its obligations under this Agreement.

7.2.
The Parties acknowledge that all information, including without limitation information about the disclosed by RCA to NIA pursuant to this Agreement, as well as all non-public information about HeA's internal affairs, business plans, products, business practices (hereinafter "HCA Confidential Information") remains the exclusive property of HCA and that HCA has proprietary rights in and to the HCA Confidential Information and that such HCA's Confidential Information constitutes confidential information and trade secrets of HCA. NIA expressly recognizes that RCA Confidential Information pertaining to the business of HCA received pursuant to the carrying out of this Agreement shall remain confidential and shall not be disclosed to any other person, firm or corporation except as required in the specific performance of this Agreement. The foregoing confidentiality obligation shall not apply to such HCA Confidential Information which: (i) at the time of disclosure, is publicly available or in the public knowledge; (ii) after disclosure, lawfully becomes part of the public knowledge through publication or otherwise, but through no fault of the receiving party;

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(iii) the receiving party possesses at the time of disclosure of such RCA Confidential Information and which was not acquired, directly or indirectly, from the disclosing party; (iv) was acquired by the receiving party from a third party who has the right to disclose such RCA Confidential Information; (v) is independently developed by the receiving party without infringing on HCA rights; or (vi) is required to be disclosed by law. The obligations of this Section 7 shall survive the termination of this Agreement or any part hereof

ARTICLE EIGHT

NOTICES

8.1
Any notice or other request or communications required hereunder shall be in writing and shall be deemed given when personally delivered or sent by overnight carrier to the parties at the respective addresses set forth above or to such other address as the parties shall specify by notice similarly sent. If Notice to the NIA, notice shall be delivered to Roger Gross, Executive Vice President and Chief Operating Officer, with a copy to Steven L. Grossberg, President.

ARTICLE NINE

MISCELLANEOUS

9.1
Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. If any action or proceeding involving such questions arises under the Constitution, laws, or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, it will be brought in the United States District Court for the District of New Jersey.

9.2
Entire Agreement. The provisions, terms and conditions of this Agreement represent the entire agreement between the parties in relation to the subject matter hereof, and this Agreement supersedes any other agreement, understanding or representation, verbal or otherwise, relative to the subject matter hereof, between the parties prior to the time of execution of this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors, permitted assigns or transferees of each Party and its shareholders, if any. This Agreement may be amended only by a written instrument executed by all of the Parties.

9.3
Severability. If any clause, paragraph, term or provision of this Agreement shall be held or declared void or otherwise unenforceable by any court or other tribunal of competent jurisdiction, the same shall be deemed severed. and such holding declaration shall have no effect upon any other clause, paragraph, term, or provision of this Agreement, and this Agreement shall otherwise continue in and be given full force and effect.

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9.4
No Waiver. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of any such right or of any other right. Waiver on anyone occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

9.5
Independent Contractors. Except as expressly provided herein, it is the express intention of the parties to be considered independent contractors and that nopartnership or joint venture shall be created as a result of this Agreement, that none of the parties shall be the agent, legal representative, franchisee or employee of another for any purpose whatsoever, and that no party is granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, or in any way to bind another party. AU parties agree not to incur or contract any debt or obligation on behalf of any other party or commit any act, make any representation or advertise in any manner, which may adversely affect any right of another party or be detrimental to its good name and reputation.

9.6	Amendments. Except as expressly provided herein, this Agreement may be amended or modified only by a written instrument executed by a duly authorized representative of each party.

9.7
Force Majeure. As used herein, "Force Majeure" means any Act of God, act ofcivil or military authority, war, criminal act, fire, explosion, earthquake, flood, weather condition, power failure, labor problem, accident, or any other cause, beyond a party's or its designee's reasonable control. No failure or omission in the performance of any obligation hereunder shall be deemed a breach of this agreement or create any liability for damages if such failure arises from a Force Majeure event; provided, however, that the party unable to perform shall continue to exercise its best efforts to overcome the disability and find an alternative or substitute for the performance of its obligations.

9.8	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute a single instrument.

9.9	Parties Executing. The parties executing this Agreement warrant that they have the requisite authority to do so.

9.10.
Insurance: NIA shall be required to maintain insurance for at least $1 million per occurrence/Sl S million annual aggregate, and HCA shall be required to maintain insurance for at least $1 million per occurrence/$15 million annual aggregate, covering negligent acts, errors, or omissions for the services HCA is providing under this Agreement. Such coverage shall be underwritten by "A" rated or better insurance carriers.

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9.11
Addenda. From time to time, the parties may mutually agree to modify this Agreement through an Addendum and execute it in writing as an attachment to this Agreement (each an "Addendum" and collectively the "Addenda"). To the extent that any provision of an Addendum conflicts with any provision of this Agreement that is not contained in an Addendum, the provision on the Addendum shall govern the construction and interpretation of this Agreement. To the extent that any provision of an Addendum conflicts with any provision of any other Addendum, the provision of the latest Addendum shall govern the construction and interpretation of this Agreement.

9.12.
Recitals and Schedules Part of Agreement. The Recitals, Schedules, and Exhibits are an integral part of this Agreement, and any reference herein to this Agreement will be deemed to mean and include a reference to such Recitals, Schedules, and Exhibits.

9.13.	Construction. (a) It is hereby understood that the parties have jointly negotiated this Agreement. In the event of an ambiguity or question of intent or interpretation, this Agreement will be construed as if all parties jointly drafted it. No presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.(b) Asused herein, (a) the term "person" means a natural person, a trustee, a Corporation, a partnership, a limited liability company and any other form of legal entity; and (b) all reference made in all genders (I) in the neuter, masculine, or feminine gender will be deemed to have been made in all genders, (ii) in the singular or plural number will be determined to have been made, respectively, in the plural or singular number as well and (iii) to a section, subsection, paragraph, or subparagraph will, unless therein expressly indicated to the contrary, be deemed to have been made to such section, subsection, paragraph, or subparagraph of this agreement.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HEALTHCARE CORPORATION OF AMERICA, ITS SUBSIDIARIES, INCLUDING PRE CORPORATION OF AMERICA (PCA) AND AFFILIATES:
APPENDIX A TO FOLLOW

/s/Roger Gross	/s/Gary J. Sekulski
Name: Roger Gross	Name: Gary J. Sekulski
Title: Executive Vice-President, and Cheif Operating Officer	Title: Cheif Executive Officer